Exhibit 99.1

Axion International Secures Milestone $15 Million Contract with
Major National Railway

3-Year, Multi-Million Dollar Contract with Class 1 Railroad Represents Significant Financial, Technological, and Production Milestones

Axion Secures Largest Order To-Date Following Extensive Field Testing of Its Innovative Composite Railroad Ties, Designed from 100% Recycled Plastic

NEW PROVIDENCE, N.J. - February 1, 2011 – Axion International (OTCBB: AXIH), producer of the world’s strongest recycled composite plastic industrial building products and railroad ties, today announced the signing of a $15 million contract with one of the largest railroads in North America.   This Class 1 railroad has agreed to purchase a minimum of $5 million per year of Axion’s innovative composite railroad ties, designed from 100% recycled plastic.

“Entering into this $15 million contract represents a historic event and extraordinary milestone for Axion and our shareholders,” said Steve Silverman, Axion’s President and Chief Executive Officer. “As we continue to expand our sales efforts, this contract is a clear signal that the Class 1 railroad market is looking for longer-lasting, more long-term economical alternatives to wood and concrete and is ready to make significant investments in Axion’s innovative recycled plastic technology.”

These railroad ties will be made from Axion’s Recycled Structural Composite (RSC), a revolutionary and proprietary product made from 100% recycled plastic.  The ties will be utilized for track throughout the United States, primarily as a replacement for aging wood ties.

“As part of its ongoing maintenance efforts, the U.S. railroad industry purchases approximately 20 million railroad ties per year,” added Mr. Silverman. “This contract represents our first sizable push into the domestic rail tie market and the entire management team is extremely proud of this achievement. We believe that Axion, which delivers more durable, environmentally friendly products with a lower cost of lifetime ownership, has been presented with a tremendous opportunity to increase our share of this market going forward.”

James Kerstein, Axion’s Co-Founder and Chief Technology Officer commented, “Due to the size and length of this multi-year contract, Axion will be able to significantly increase the scale of our operations and improve efficiencies.  As we continue to win additional contracts of this size, we look forward to expanding our ability to deliver Axion’s innovative recycled products for use in structural applications in the United States and worldwide.”

Axion’s RSC is inert and contains no toxic materials. It will never leach, warp and is impervious to insect infestation. Because it is lighter than traditional materials, transporting RSC is less expensive and reduces energy costs. In addition, RSC is completely recyclable at the end of its functional life.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

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